Exhibit 99

Marine Products Corporation Reports Second Quarter 2015 Financial Results

ATLANTA, July 29, 2015 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2015. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral builds sterndrive, jet drive and outboard pleasure boats, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Signature Cruisers, SunCoast Sportdeck outboards and Vortex Jet Boats. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended June 30, 2015, Marine Products generated net sales of $59,498,000, a 24.0 percent increase compared to $47,975,000 in the same period of the prior year. The increase in net sales was due to higher unit sales of our Vortex Jet Boats during the quarter as compared to the prior year, as well as increased unit sales of our Robalo outboard sport fishing boats and Chaparral SunCoast Sportdeck outboards during the quarter.

Gross profit for the quarter was $12,604,000, or 21.2 percent of net sales, a 33.6 percent increase compared to gross profit of $9,432,000, or 19.7 percent of net sales, in the same period of the prior year. Gross profit for the second quarter increased compared to the prior year due to higher net sales and an improved gross margin. Gross margin improved during the quarter compared to the prior year due to a favorable model mix and improved operating efficiencies due to higher production volumes.

Operating profit for the quarter was $6,423,000, an increase of 55.7 percent compared to $4,125,000 in the second quarter of last year. Selling, general and administrative expenses were $6,181,000 in the second quarter of 2015, an increase of 16.5 percent compared to the second quarter of 2014. Selling, general and administrative expenses increased due to expenses that increase with sales and profitability, such as sales commissions and incentive compensation. These increases were partially offset by decreases in warranty expenses, which decreased due to favorable warranty claims experience. As a percentage of net sales, selling, general and administrative expenses decreased from 11.1 percent in the second quarter of 2014 to 10.4 percent in the second quarter of 2015.

Net income for the quarter ended June 30, 2015 was $4,429,000, an increase of $1,416,000 or 47.0 percent compared to net income of $3,013,000 for the second quarter of 2014. Diluted earnings per share were $0.12 in the second quarter of 2015, an increase of $0.04 compared to the second quarter of the prior year.

Net sales for the six months ended June 30, 2015 were $110,142,000, an increase of 15.1 percent compared to the first six months of 2014. Net income for the six-month period was $7,358,000 or $0.20 earnings per diluted share, compared to net income of $4,991,000, or $0.13 earnings per diluted share in the prior year.

Second Quarter 2015 Earnings Press Release

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “We are pleased to report strong sales results for our Vortex Jet Boats in the second quarter. In addition, our Robalo outboard sport fishing boats generated year-over-year sales increases, and we are pleased with our dealers’ and customers’ reception to our Chaparral SunCoast outboards, which are new for this retail selling season. Our profitability improved due to efficiencies gained from higher unit production as well as our continued efforts to improve efficiencies within our expanded manufacturing facility.

“In spite of some weather-related sales slowdowns during the quarter, Marine Products enjoyed a good 2015 retail selling season. We benefited from a strong selling environment as well as continued appeal of our product offerings. We are especially pleased with our Vortex sales during the second quarter, and believe that this product line’s share of the jet boat market is growing significantly. At the end of the quarter, our dealer inventories were comparable to the end of the second quarter of 2014, and order backlog was higher than at this time last year. We are preparing for our annual dealer conference in a few weeks, and are excited about several new models that we will be introducing to our dealers for the 2016 model year. Also during the third quarter we plan to monitor dealer inventories and adjust production as necessary based on retail seasonality, our transition to the 2016 model year and our efforts to ensure that our dealers’ inventory levels remain stable,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 29, 2015 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 455-2260 or (719) 325-2329 for international callers and using the conference ID #9825986. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Second Quarter 2015 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements about our belief that the market share of our Vortex jet boat product line is growing significantly, our excitement about several new models that we will be introducing to our dealers for the 2016 model year, and our plans to monitor dealer inventories and adjust production as necessary based on retail seasonality, our transition to the 2016 model year and our efforts to ensure that our dealers’ inventory levels will remain stable. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2014.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Second Quarter 2015 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2015	2014	% BETTER (WORSE)	2015	2014	% BETTER (WORSE)
Net Sales	$59,498	$47,975	24.0%	$110,142	$95,677	15.1%
Cost of Goods Sold	46,894	38,543	(21.7)	87,333	77,407	(12.8)
Gross Profit	12,604	9,432	33.6	22,809	18,270	24.8
Selling, General and Administrative Expenses	6,181	5,307	(16.5)	12,132	11,377	(6.6)
Operating Profit	6,423	4,125	55.7	10,677	6,893	54.9
Interest Income	105	121	(13.2)	222	243	(8.6)
Income Before Income Taxes	6,528	4,246	53.7	10,899	7,136	52.7
Income Tax Provision	2,099	1,233	(70.2)	3,541	2,145	(65.1)
Net Income	$4,429	$3,013	47.0%	$7,358	$4,991	47.4%

EARNINGS PER SHARE
Basic	$0.12	$0.08	50.0%	$0.20	$0.13	53.8%
Diluted	$0.12	$0.08	50.0%	$0.20	$0.13	53.8%

AVERAGE SHARES OUTSTANDING
Basic	37,026	36,989		37,025	36,973
Diluted	37,120	37,180		37,224	37,240

Second Quarter 2015 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2015	2014
ASSETS
Cash and cash equivalents	$9,312	$2,453
Marketable securities	8,288	8,125
Accounts receivable, net	4,582	4,370
Inventories	30,136	25,177
Deferred income taxes	2,412	1,293
Prepaid expenses and other current assets	1,864	1,610
Total current assets	56,594	43,028
Property, plant and equipment, net	12,476	11,142
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	28,153	36,305
Deferred income taxes	2,855	3,122
Other assets	10,009	8,499
Total assets	$113,860	$105,869

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$9,209	$4,476
Accrued expenses and other liabilities	10,883	11,006
Total current liabilities	20,092	15,482
Long-term pension liabilities	6,724	6,488
Other long-term liabilities	78	83
Total liabilities	26,894	22,053
Common stock	3,816	3,817
Capital in excess of par value	3,075	3,157
Retained earnings	82,050	77,643
Accumulated other comprehensive loss	(1,975)	(801)
Total stockholders’ equity	86,966	83,816
Total liabilities and stockholders’ equity	$113,860	$105,869